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                                                                    EXHIBIT 99.1

               INTELLIGENT SYSTEMS AGREES TO SELL PAYSYS AFFILIATE

NORCROSS, GA - MARCH 19, 2001 - Intelligent Systems Corporation [AMEX: INS; www.intelsys.com] announced today that it has agreed to sell its ownership interest in PaySys International, Inc., an affiliate company and a leader in financial transaction processing software applications, in a cash transaction.

         Intelligent Systems, along with other major shareholders of PaySys International, Inc., entered into a definitive agreement on March 17, 2001 to sell all of the outstanding stock of PaySys to Atlanta-based First Data Corp. [NYSE: FDC], a global provider of e-commerce and payment services. Net cash to Intelligent Systems at the closing is expected to be between $17.0 million and $19.0 million. In addition, at the closing PaySys will repay to Intelligent Systems $3.5 million principal amount, plus interest, related to short-term bridge financing.

         Intelligent Systems will retain its pro rata ownership share (approximately 32 percent) of two development stage companies that will be spun off from PaySys immediately prior to the sale transaction. The two companies will continue to design, develop and market the proprietary dBB operating platform and application software that is under development by PaySys.

         As part of the transaction, an escrow fund will be set aside for potential liabilities that may arise after the closing. The balance of the escrow fund after payment of any such claims will be distributed pro rata to the sellers as additional sale proceeds at various time periods over the next four years.

         The definitive agreement provides for the transaction to close as soon as possible but no later than April 30, 2001, subject to regulatory approval, PaySys International shareholders approval, resolution of certain liabilities and obligations of PaySys International and other closing conditions. While Intelligent Systems believes the transaction will close on essentially the terms and conditions agreed to by the parties, there can be no assurance that it will close. The company expects to make a subsequent announcement when the transaction is complete.

ABOUT INTELLIGENT SYSTEMS CORPORATION

         For more than twenty-five years, Intelligent Systems Corporation [AMEX:
INS] has identified, created, operated and grown early stage technology companies. The company uses a combination of business know-how, flexible support, a network of contacts and resources and equity capital to create sustainable companies. Since 1990, the company has operated the Intelligent Systems Incubator, an award-winning pioneer in privately funded incubators. Further information is available on the company's website at www.intelsys.com, or by calling the company's headquarters at 770/381-2900.

In addition to historical information, this news release contains forward-looking statements relating to Intelligent Systems and its affiliated companies. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements and the company

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does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise. Among the factors that could cause actual results to differ materially are changes in financial market conditions, actions of third parties, delays or changes of intent by third parties, delays in product development, competitive pressures, technical difficulties, changes in customer requirements, market acceptance of products and services, availability of capital, availability of qualified personnel, financial results and valuation of partner companies, and general economic conditions.